Exhibit 10.1

MUTUAL TRANSFER AND RELEASE AGREEMENT

This Mutual Transfer and Release Agreement (this “Agreement”) is made and entered into as of March 19, 2026, with an effective date of October 16, 2025 (the “Effective Date”), by and among The Crypto Company, a Nevada corporation (“Buyer”), Starchive.io, Inc., a Delaware corporation (“Company”), Peter Agelasto IV, Richard G. Averitt, and Digital Relab LLC (collectively, “Sellers”), and Richard Averitt, solely in his capacity as the Sellers’ representative for the limited purposes set forth herein (the “Representative”). Buyer, Company, Sellers and Representative are referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Buyer, Company, Sellers, and Representative, are parties to that certain Securities Purchase Agreement, dated as of October 8, 2025 (the “SPA”);

WHEREAS, pursuant to the SPA, Buyer acquired from Sellers 50.1% of the outstanding capital stock of Company (the “Purchased Company Shares”);

WHEREAS, in consideration therefor, Buyer issued to Sellers (i) an aggregate of 433,633,691 shares of Buyer common stock, subject to adjustment as provided in the SPA (the “Buyer Shares”), and (ii) the convertible notes issued under the SPA (the “Notes”);

WHEREAS, no Buyer Shares or Purchased Company Shares have been sold, pledged, transferred, or otherwise disposed of, and no Note has been converted, assigned, amended, prepaid, or otherwise transferred;

WHEREAS, the Parties now desire to rescind the transactions effected by the SPA by mutual agreement; and

WHEREAS, the Parties therefore now desire to (a) restore full ownership of Company to Sellers by return of the Purchased Company Shares to each of them, (b) cancel the Buyer Shares and the Notes, (c) terminate the remaining rights and obligations between Buyer, on the one hand, and Company and Sellers, on the other, that arose under the SPA, and (d) settle and release all claims between them on the terms set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Definitions; Interpretation.

1.1 “Buyer Indemnitees” means Buyer and its current and former affiliates, directors, managers, officers, employees, agents, lawyers, accountants, representatives, successors and assigns.

1.2 “Buyer-Side Transaction Documents” means the SPA, the Notes, the Buyer Shares, and each other agreement, instrument or right to which Buyer is a party or beneficiary and that was entered into or arose in connection with the SPA.

1.3 “Covered Seller Losses” means only the following, in each case to the extent first incurred by a Seller Indemnitee as a direct result of, and in connection with, the execution, delivery and consummation of the rescission transactions contemplated by this Agreement: (a) governmental or regulatory fees, costs, charges, assessments, penalties or interest imposed by a governmental authority or other applicable regulatory or quasi-regulatory body; and (b) reasonable, documented, out-of-pocket attorneys’ fees for legal services performed in responding to, defending against, or resolving, any inquiry, investigation, audit, request, subpoena, examination, proceeding or action by any governmental authority or other applicable regulatory or quasi-regulatory body relating to the matters described in clause (a).

1.4 “Excluded Losses” means any loss, liability, damage, cost or expense that is not a Covered Loss, including without limitation those arising out of, relating to, or in connection with: (a) the SPA or the acquisition itself or the transactions associated therewith; (b) any Seller’s ownership, holding period, transfer, pledge, sale or other disposition of Buyer Shares or Notes before the Effective Date; (c) any inaccuracy in information supplied by any Seller or Company for use in any governmental filing; (d) any breach by any Seller or Company of this Agreement; (e) any voluntary settlement, admission, compromise or payment made without Buyer’s prior written consent where such consent is required under Section 5; (f) any loss, liability, damage, cost or expense arising out of, relating to, or in connection with, the operation of Company’s business before or after the Effective Date; (g) punitive, exemplary, special, indirect or consequential damages, lost profits or diminution in value (provided, however, that punitive, exemplary, and special, damages shall be excepted from this clause (g) to the extent such damages are actually and finally awarded by a court or governmental authority, following the exhaustion of all appeals, to a third party that has never been affiliated or associated with any of the Seller Indemnitees or any of their respective family members, associates, representatives, directly or indirectly controlled entities (including, without limitation, sole proprietorships, associations, limited liability companies, partnerships, limited partnerships, corporations, and trusts), affiliates, directors, managers, officers, employees, agents, lawyers, accountants, successors or assigns); or (h) any event or amount with respect to which the applicable Seller Indemnitee has obtained value from insurance or another third party.

1.6 “Seller Indemnitees” means Sellers and Representative, in each case solely in such Person’s capacity as a party to this Agreement.

2. Rescission; Reverse Transfer; Cancellation.

2.1 Effective as of the Effective Date, the SPA and all Buyer-Side Transaction Documents are hereby rescinded, reversed, and cancelled, in all respects, ab initio, as between Buyer on the one hand and Company, Sellers and Representative on the other hand, as if such documents and the transactions called for thereby never occurred, and shall thereafter be of no further force or effect, except for this Agreement and the rights and obligations expressly created by this Agreement.

2.2 At the Effective Date, Buyer hereby assigns, transfers, conveys and delivers to Sellers, and Sellers hereby accept from Buyer, all of Buyer’s right, title and interest in and to the Purchased Company Shares. Such Purchased Company Shares shall be re-allocated among Sellers in the percentages set forth on Schedule 1.

2.3 At the Effective Date, each Seller hereby sells, assigns, transfers, conveys and surrenders to Buyer, and Buyer hereby accepts from each such Seller, all Buyer Shares held by such Seller that were issued pursuant to the SPA, to be canceled or held in treasury by Buyer in Buyer’s sole discretion and in accordance with applicable law. Each Seller acknowledges that, from and after the Effective Date, such Seller shall have no further rights as a holder of such Buyer Shares.

2.4 At the Effective Date, each Seller hereby surrenders to Buyer for cancellation, and Buyer hereby accepts and cancels, the Note issued to such Seller pursuant to the SPA. From and after the Effective Date, no Note shall remain outstanding, no principal or interest shall be due or payable thereunder, and Buyer shall have no further liability in respect thereof.

2.5 Within five (5) business days following the Effective Date, Buyer shall issue 151,748,756 shares of Buyer’s common stock to Company (the “New Shares”). The New Shares shall be restricted securities, and any transfer thereof will be subject to the restrictions of (i) Rule 144 under the Securities Act of 1933, and (ii) any “lock-up” period during which Company is restricted from selling or transferring any New Shares. Company may not sell or transfer in the aggregate during any one calendar month more than five percent (5%) of the total dollar volume of shares traded in the marketplace under stock symbol CRCW during the prior calendar month without the prior written consent of Buyer, and Company must provide any relevant brokerage statements upon request by Buyer.

2.6 The Parties acknowledge and agree that (a) Buyer has no obligation to contribute, lend or otherwise fund any amount to Company under the SPA or otherwise, and (b) Company has no obligation to issue any securities, rights or instruments to Buyer or any Seller under the SPA or otherwise.

3. Mutual General Releases.

3.1 Effective upon the Effective Date, Buyer, for itself and for each of the other Buyer Indemnitees (the “Buyer Releasors”), hereby irrevocably waives, releases and forever discharges Company, Sellers, Representative, and each of their respective current and former Affiliates, equityholders, members, managers, directors, officers, employees, agents, lawyers, accountants, representatives, successors and assigns (collectively, the “Seller Released Parties”) from any and all actions, causes of action, claims, demands, liabilities, obligations, suits, debts, accounts, damages, judgments and expenses of every kind and nature, whether known or unknown, accrued or unaccrued, suspected or unsuspected, fixed or contingent, at law or in equity (each, a “Claim”), that Buyer or any such Buyer Indemnitee ever had, now has or hereafter may have arising out of or relating to the SPA, any Buyer-Side Transaction Document, the negotiation, execution or performance thereof, the original closing thereunder, the Purchased Company Shares, the Buyer Shares, the Notes, Company or any ownership or governance relationship with Company existing on or before the Effective Date. For purposes of clarification, nothing in this Section 3.1 shall release, waive or discharge any Claim that first arises from any act or omission occurring after the Effective Date or from the enforcement of any right or obligation that survives pursuant to Section 3.3 (including obligations under Sections 5 and 6.1).

3.2 Effective upon the Effective Date, Company, each Seller, and Representative, for itself and for each of its respective current and former Affiliates, equityholders, members, managers, directors, officers, employees, agents, lawyers, accountants, representatives, successors and assigns (collectively, the “Seller Releasors”), hereby irrevocably waives, releases and forever discharges Buyer and each of the other Buyer Indemnitees (the “Buyer Released Parties”) from any and all Claims, that any Seller Releasor ever had, now has or hereafter may have arising out of or relating to the matters described in Section 3.1. For purposes of clarification, nothing in this Section 3.2 shall release, waive or discharge any Claim that first arises from any act or omission occurring after the Effective Date or from the enforcement of any right or obligation that survives pursuant to Section 3.3 (including obligations under Sections 2.5, 5 and 6.1).

3.3 Notwithstanding Sections 3.1 and 3.2, nothing in this Agreement releases, waives or impairs any right or obligation first arising under this Agreement, including the indemnity set forth in Section 5 of this Agreement and any right to enforce this Agreement.

3.4 Each Party agrees that it shall not, and shall cause its controlled Affiliates not to, commence, assist or voluntarily participate in any action or proceeding against any of the Seller Released Parties or the Buyer Released Parties with respect to any matter released by this Section 3, except to enforce this Agreement or an agreement preserved by Section 3.3.

3.5 Each Buyer Releasor and Seller Releasor (collectively, the “Releasors”) understands that it may later discover claims or facts that may be different from, or in addition to, those that it or any other Releasor now knows or believes to exist regarding the subject matter of the release contained in this Section 3, and which, if known at the time of signing this Agreement, may have materially affected this Agreement and such Party’s decision to enter into it and grant the releases contained in this Section 3. Nevertheless, the Releasors intend to fully, finally and forever settle and release all claims that now exist, may exist, or previously existed, as set out in the releases contained in this Section 3, whether known or unknown, foreseen or unforeseen, or suspected or unsuspected, and the releases given herein are and will remain in effect as a complete release, notwithstanding the discovery or existence of such additional or different facts. The Releasors hereby waive any right or claim that might arise as a result of such different or additional claims or facts. Each Releasor has been made aware of, and understands, the provisions of California Civil Code Section 1542 (“Section 1542”), which provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Each Releasor, having been advised by independent legal counsel and having had the opportunity to conduct due diligence regarding the matters being released, expressly, knowingly and intentionally waives any and all rights, benefits, and protections of Section 1542 and those of any other same or similar Nevada or other state or federal statute or common law principle limiting the scope of a general release.

3.6 Each Party agrees that it is executing this Agreement solely in reliance on his or its own knowledge, belief and judgement, and that he or it has not relied on any representations made by any other Party, or others on the other Party’s behalf, other than what is contained in this Agreement.

4. Representations and Warranties.

4.1 Each Party represents and warrants to the other Parties that: (a) such Party has the requisite power and authority to execute, deliver and perform this Agreement; (b) the execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of such Party; and (c) this Agreement constitutes a valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to bankruptcy, insolvency and other similar laws affecting creditors’ rights generally and to equitable principles of general applicability.

4.2 Buyer represents and warrants to Company and Sellers that, as of the Effective Date: (a) Buyer owns of record and beneficially all of the Purchased Company Shares being returned under this Agreement; (b) Buyer has not sold, pledged, assigned, or otherwise transferred, any of such Purchased Company Shares; and (c) Buyer has full right, power, and authority, to transfer such Purchased Company Shares as contemplated hereby.

4.3 Each Seller, severally and not jointly, represents and warrants to Buyer solely with respect to itself and the Buyer Shares and the Note being surrendered by such Seller under this Agreement that, as of the Effective Date: (a) such Seller owns of record and beneficially the Buyer Shares and the Note being surrendered by such Seller under this Agreement; (b) such Buyer Shares and such Note have not been sold, pledged, assigned, amended, converted, prepaid or otherwise transferred by such Seller; and (c) such Seller has the full right, power and authority to surrender such Buyer Shares and such Note as contemplated hereby.

4.4 Company represents and warrants to Buyer and Sellers that Company has taken all action necessary to reflect the transactions contemplated hereby on its stock ledger and corporate records and to recognize the re-transfer of the Purchased Company Shares to Sellers effective as of the Effective Date.

4.5 Buyer, Company and each Seller, acknowledge and agree that, except as expressly set forth in this Agreement, no Party is retaining any rights, claims, equity, debt, options, warrants, board designation rights, observer rights, information rights, preemptive rights, veto rights, consent rights, IP rights, license rights, service rights, earnout rights, or other contractual rights, against any other Party arising from the SPA or the transactions contemplated thereby.

4.6 Each Party has relied on the advice of its own respective counsel.

5. Special Buyer Indemnity.

5.1 Subject to the terms and limitations of this Section 5, Buyer shall indemnify the Seller Indemnitees from and against Covered Seller Losses.

5.2 Buyer’s maximum aggregate liability under this Agreement shall not exceed $500,000. The foregoing cap is absolute, inclusive of attorneys’ fees, accountants’ fees, taxes, penalties, interest, and all other amounts recoverable under this Section 5 and shall be the sole and exclusive exposure of Buyer for the matters covered by this Section 5.

5.3 The indemnity provided in this Section 5 shall be the sole and exclusive remedy of the Seller Indemnitees in connection with the transactions contemplated by this Agreement.

5.4 Buyer shall have no liability under this Section 5 for any Excluded Losses.

5.5 A Seller Indemnitee seeking recovery under this Section 5 shall deliver prompt written notice to Buyer and, if applicable, to Representative, at the time Seller Indemnitee becomes aware of a claim or the threat thereof, or of any facts that could give rise to a claim. The notice shall describe in reasonable detail the nature of the claim, the factual basis known at the time and, if then reasonably estimable, the amount claimed. No delay in providing notice that is not made in bad faith shall reduce or eliminate Buyer’s obligations under this Section 5 except to the extent, and only to the extent, Buyer is prejudiced (financially, procedurally, or otherwise) by such delay.

5.6 Buyer shall have the right to control the defense, compromise, and settlement, of, and the response to, any claim for which recovery is sought under this Section 5. The affected Seller Indemnitee may participate in such defense with counsel of its choosing at its own expense. Each Seller Indemnitee shall reasonably cooperate, at Buyer’s expense for reasonable documented out-of-pocket costs, in the defense of such matter. Buyer shall not settle any such matter without the prior written consent of the affected Seller Indemnitee if the settlement (a) imposes any non-monetary relief on such Seller Indemnitee, (b) does not include a full and unconditional release of such Seller Indemnitee from all claims related to the covered matter, (c) includes any admission of liability, fault, or wrongdoing by such Seller Indemnitee, or (d) in any way restricts, limits, or conditions such Seller Indemnitee’s future conduct, operations, or business activities. If Buyer elects not to control a third-party matter within thirty (30) days after notice, the affected Seller Indemnitee may control the matter, subject to Buyer’s right to participate at its own expense and subject to the remaining terms of this Section 5.

5.7 Each Seller Indemnitee shall use commercially reasonable efforts to mitigate Covered Seller Losses and to reduce the likelihood of the incurrence of Covered Seller Losses. Covered Seller Losses shall be reduced by any insurance proceeds or other third-party recoveries actually received by the Seller Indemnitee in respect of the same matter, net of associated out-of-pocket costs of recovery (including reasonable documented attorneys’ fees for the performance of legal services).

5.8 No claim for indemnification under this Section 5 may be asserted unless written notice of such claim is delivered to Buyer on or before: (a) in the case of a claim based on a proceeding by a governmental authority, the date that is 48 months after the Effective Date; and (b) in the case of any other claim, the date that is 24 months after the Effective Date. Any claim timely asserted shall survive until finally resolved.

5.9 Buyer may rely on notices, instructions, approvals, consents and elections delivered by Representative on behalf of all Seller Indemnitees for purposes of the procedural administration of this Section 5, except that any settlement requiring the consent of an affected Seller Indemnitee under Section 5.6 shall also require the consent of such affected Seller Indemnitee.

6. Additional Covenants.

6.1 From time to time after the Effective Date, each Party shall execute and deliver such additional documents and instruments, and take such additional actions, as may be reasonably necessary to carry out the intent and purposes of this Agreement, including stock powers, board consents, officer certificates, ledger updates, transfer agent instructions and note cancellation instruments.

6.2 Notwithstanding any confidentiality expectation among the Parties, Buyer may make any disclosure, filing or public statement that Buyer reasonably determines is required by federal securities laws, state securities laws, OTC Markets requirements, FINRA requirements or any other applicable law or regulation; provided that, to the extent practicable and not prohibited by applicable law or regulation (and except where the timing or nature of such disclosure would be materially compromised), Buyer shall provide Company and Representative with two business days’ advance notice of any such disclosure, filing or public statement and a reasonable opportunity to review and comment on such proposed disclosure, and Buyer shall consider in good faith any timely comments provided.

6.3 Except by operation of law or with the prior written consent of the other Parties (such consent not to be unreasonably withheld, conditioned or delayed), no Party may assign this Agreement or any right hereunder; provided that Buyer may assign this Agreement to (a) a successor by merger, (b) a purchaser of substantially all of Buyer’s assets, or (c) an affiliate of Buyer, in each case so long as (i) such assignee assumes Buyer’s obligations hereunder in writing, (ii) such assignee has a net worth equal to or greater than Buyer’s net worth as of the Effective Date, and (iii) Buyer remains jointly and severally liable for all obligations under this Agreement.

6.4 Except as expressly set forth in this Agreement, each Party shall bear its own legal, accounting, tax, advisory and other expenses incurred in connection with the negotiation, execution and performance of this Agreement. Buyer shall bear its own transfer agent and cancellation costs relating to the surrender and cancellation of the Buyer Shares and Notes.

6.5 Except as expressly provided in favor of the Buyer Indemnitees and Seller Indemnitees under Sections 3 and 5, nothing in this Agreement is intended to confer any rights or remedies upon any Person other than the Parties.

6.6 The Parties agree that irreparable harm would occur if any provision of this Agreement were not performed in accordance with its terms and that the Parties shall be entitled to specific performance, injunctive relief and other equitable relief to enforce specifically the terms of this Agreement, in addition to any other remedy available at law or in equity, without the necessity of posting bond.

7. Miscellaneous.

7.1 This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous negotiations, understandings and agreements among the Parties with respect thereto. The headings used in this Agreement are for convenience only and do not affect interpretation. Unless the context otherwise requires, references to Sections are references to sections of this Agreement.

7.2 This Agreement may only be amended, modified or waived by a written instrument signed by each of Buyer, Company, and Representative. No waiver shall be effective unless expressly set forth in writing.

7.3 This Agreement and all disputes arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by and construed in accordance with the internal laws of the State of Nevada, without giving effect to any conflict-of-laws principles that would require the application of the law of any other jurisdiction.

7.4 Any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be brought exclusively in the state or federal courts located in Clark County, Nevada, and each Party irrevocably submits to the exclusive jurisdiction of such courts and waives any claim of inconvenient forum. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

7.5 If any provision of this Agreement is held invalid, illegal or unenforceable, the remaining provisions shall remain in full force and effect to the fullest extent permitted by law, and the invalid, illegal or unenforceable provision shall be deemed modified to the minimum extent necessary to make it enforceable while preserving the original intent of the Parties as closely as possible.

7.6 This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Signatures delivered by pdf or other electronic transmission shall be deemed effective as originals.

7.7 Any notice under this Agreement shall be given in writing to the notice addresses used under the SPA, or to such other address as a Party may designate by notice given in accordance with this Section 7.7.

7.8 Each Seller hereby authorizes Representative to receive notices, coordinate administrative matters and deliver procedural notices, consents and instructions under this Agreement on behalf of such Seller; provided, however, that Representative may not settle any claim on behalf of a Seller if such settlement requires the consent of the affected Seller under Section 5.6 without obtaining such Seller’s consent.

(signature page follows)

IN WITNESS WHEREOF, each of the undersigned has set forth his or its signature in confirmation of his or its approval and understanding of the foregoing as of the date first set forth above.

BUYER:		SELLERS

THE CRYPTO COMPANY

By:		Peter Agelasto IV
Name:	Ron Levy
Title:	Chief Executive Officer

Richard G. Averitt
COMPANY:

STARCHIVE.IO, INC.		DIGITAL RELAB LLC

By:		By:
Name:	Richard G. Averitt	Name:
Title:	Chief Executive Officer	Title:

REPRESENTATIVE (solely in such capacity):

Richard Averitt

Schedule 1

Buyer and Seller Allocation Schedule

Seller	Pro rata share	Company shares returned by Buyer	Buyer shares surrendered	Note principal canceled
Peter Agelasto IV	29.91791%	4,687,468	129,734,137	$2,324,492.47
Richard Averitt	28.66060%	4,490,475	124,282,018	$2,226,804.51
Digital Relab LLC	41.42149%	6,489,821	179,617,536	$3,218,270.48